Exhibit 12.1

Digital Realty Trust, Inc.

Statement of Computation of Ratios (1)

	The Company							The Company and the Predecessor (2)
	Six months ended June 30,			Year ended December 31,
	2008		2007	2007		2006	2005	2004
Income (loss) from continuing operations before minority interests	$25,648		$14,454	$25,221		$25,893	$24,460	$(5,340)
Interest expense	28,913		31,858	64,404		49,595	35,381	21,768
Interest within rental expense	1,261		854	1,971		680	147	113
Minority interests in consolidated joint ventures	—		—	—		—	—		(6)

Earnings available to cover fixed charges	$55,822		$47,166	$91,596		$76,168	$59,988	$16,535
Fixed charges:
Interest expense	$28,913		$31,858	$64,404		$49,595	$35,381	$21,768
Interest within rental expense	1,261		854	1,971		680	147	113
Capitalized interest	8,920		4,298	11,609		3,851	279	—

	39,094		37,010	77,984		54,126	35,807	21,881
Preferred stock dividends	18,360		8,612	19,330		13,780	10,014	—

Fixed charges and preferred stock dividends	$57,454		$45,622	$97,314		$67,906	$45,821	$21,881
Ratio of earnings to fixed charges	1.43		1.27	1.17		1.41	1.68	—	(5)
Ratio of earnings to fixed charges and preferred stock dividends	—	(3)	1.03	—	(4)	1.12	1.31	—

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).

(2)	The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners) contributed to the Company in connection with the IPO in November 2004, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.

(3)	For the six months ended June 30, 2008, earnings were insufficient to cover fixed charges and preferred dividends by $1,632.

(4)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred dividends by $5,718.

(5)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges by $5,346.